EXHIBIT 4.1

FIRST AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT, dated as of July 27, 2016 (this “Amendment”), is to the Fifth Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”) dated as of May 1, 2015 among PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Company”), various financial institutions party thereto (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as agent for the Lenders (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1 AMENDMENTS. Effective on the Amendment Effective Date (defined below), the Credit Agreement shall be amended as follows:

1.1 Section 1.1 of the Credit Agreement shall be amended by adding the following new definition in the appropriate alphabetical order:

First Amendment Effective Date means July 27, 2016.

1.2 Section 1.1 of the Credit Agreement shall be amended by deleting the definition of “Average Annual Dividend” in its entirety.

1.3 Section 1.1 of the Credit Agreement shall be amended by amending and restating clause (h) of the definition of “Borrowing Base” in its entirety to read as follows:

(h) an amount equal to 50% of the Eligible Tangible Net Worth of PTL.

1.4 Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “Eligible Tangible Net Worth” in its entirety to read as follows:

Eligible Tangible Net Worth means, with respect to PTL, as of any date of determination, an amount equal to the product of (x) the Stockholders’ Equity of PTL on that date less Intangible Assets of PTL on that date times (y) the then outstanding ownership percentage of the Company in PTL.

1.5 Section 1.1 of the Credit Agreement shall be amended by amending the definition of “Interest Rate” by adding the follow language to the end thereof:

; provided that, if the LIBO Rate hereunder would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

1.6 Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “Subordinated Notes” in its entirety to read as follows:

Subordinated Notes means (i) the 5.75% Senior Subordinated Notes due 2022 of the Company (and related guarantees) in the aggregate principal amount of $550,000,000, (ii) the 5.375% Senior Subordinated Notes due 2024 of the Company (and related guarantees) in the aggregate principal amount of $300,000,000 and (iii) the 5.5% Senior Subordinated Notes due 2026 of the Company (and related guarantees) in the aggregate principal amount of $500,000,000.

1.7 Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “Termination Date” in its entirety to read as follows:

Termination Date means the earlier to occur of (a) September 30, 2019 (or any later date that may be established as the Termination Date pursuant to Section 2.5) or (b) such other date on which the Commitments terminate pursuant to Section 6 or 11.

1.8 Section 9.10(g) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(g) the Company and its Subsidiaries may enter into, or make additional Investments into, joint ventures permitted by Section 9.19(j) which joint ventures are engaged in businesses permitted by Section 9.18 ”

1.9 Section 9.12(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(a) Use the proceeds of the Revolving Loans solely for working capital, for Acquisitions permitted by Section 9.10, for Capital Expenditures, to make Investments permitted hereunder, to repurchase the Company’s Capital Stock and for other general corporate purposes; provided, that the Company shall not use more than $150,000,000 in the aggregate of the Revolving Loans from and after the First Amendment Effective Date through the Termination Date directly or indirectly for Investments outside of the United States including, without limitation, for Foreign Investments and Investments in Foreign Subsidiaries; and use the proceeds of the Acquisition Loans (other than Acquisition Loans made by operation of Section 1.3(iv)) solely to finance Acquisitions (other than Foreign Acquisitions) permitted by Section 9.10.

1.10 Clause (j) of Section 9.19 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(j) Investments in an aggregate not to exceed 38.92% of the outstanding ownership interests in PTL;

SECTION 2 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that: (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3 CONDITIONS TO EFFECTIVENESS. The amendments set forth in Section 1 above shall become effective as of the date when the following conditions precedent have been satisfied, each in form and substance satisfactory to the Agent (the “Amendment Effective Date”):

3.1 Amendment. The Agent shall have received a counterpart of this Amendment duly executed by the Company and the Required Lenders (or, in the case of any party other than the Company from which the Agent has not received a counterpart hereof, facsimile confirmation of the execution of a counterpart hereof by such party).

3.2 Reaffirmation. The Agent shall have received a counterpart of the Reaffirmation of Loan Documents, in form and substance satisfactory to the Agent, executed by each Loan Party other than the Company.

3.3 No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the transactions contemplated by this Amendment.

3.4 Representations. The representations and warranties of the Company and each Subsidiary set forth in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

3.5 Compliance Certificate. The Agent shall have received a duly completed compliance certificate in the form of Exhibit B to the Credit Agreement, with appropriate insertions, dated as of the Amendment Effective Date and signed by the Chief Financial Officer or the Controller of the Company, containing a pro forma computation of the financial ratios and restrictions set forth in Section 9.6 of the Credit Agreement.

3.6 Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate dated as of the Amendment Effective Date and signed by the Chief Financial Officer or the Controller of the Company containing a pro forma calculation of the Borrowing Base.

3.7 Confirmatory Certificate. The Agent shall have received a certificate dated the Amendment Effective Date and signed by a duly authorized representative of the Company as to the matters set forth in Sections 3.3 and 3.4.

SECTION 4 MISCELLANEOUS.

4.1 Continuing Effectiveness, etc. As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Amended Credit Agreement.

4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

4.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

4.4 Severability of Provisions. In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

4.5 Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

4.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

4.7 Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

4.8 Loan Document. This Amendment is a Loan Document.

[Signatures Immediately Follow]

Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By: /s/ J.D. Carlson
Name: J.D. Carlson
Title: EVP and CFO

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent

and as a Lender

By: /s/ Michele Nowak
Name: Michele Nowak
Title: Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION,

as a Lender

By: /s/ Willemien Steensma
Name: Willemien Steensma
Title: National Accounts Manager